Exhibit 99.1

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

CALIFORNIA DEPARTMENT OF BUSINESS OVERSIGHT

SACRAMENTO, CALIFORNIA

In the Matter of: CALIFORNIA UNITED BANK LOS ANGELES, CALIFORNIA (INSURED STATE NONMEMBER BANK)	) ) ) ) ) ) ) ) ) )	CONSENT ORDER FDIC-16-0129b

The Federal Deposit Insurance Corporation (“FDIC”) is the appropriate Federal banking agency for California United Bank, Los Angeles, California (“Bank”) under Section 3(q) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. § 1813(q)(3). The California Department of Business Oversight (“CDBO”) is the appropriate State banking agency for the Bank under Division 1 of the California Financial Code.

The Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a Stipulation to the Issuance of a Consent Order (“Stipulation”), dated September 23, 2016, that is accepted by the FDIC and the CDBO. With the Stipulation, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices relating to weaknesses in the Bank’s Bank Secrecy Act (“BSA”) compliance program, to the issuance of this Consent Order (“Order”) by the FDIC and the CDBO pursuant to Section 8(b)(1) of the FDI Act, and Section 580 of the California Financial Code (“CFC”).

Having determined that the requirements for issuance of an order under Section 8(b) of the FDI Act, 12 U.S.C. § 1818(b), and CFC have been satisfied, the FDIC and the CDBO hereby order that:

BSA/AML BOARD OVERSIGHT

1. The Board shall increase its supervision and direction of the Bank’s BSA and anti-money laundering (“AML”) compliance programs (together “BSA/AML” program), assuming full responsibility for the approval of sound policies, procedures and processes to achieve a satisfactory BSA/AML compliance program. The oversight should include holding meetings at least once a month, during which the Board or its designees shall review, at a minimum, the Bank’s BSA/AML compliance program and the Bank’s compliance with this Order. The Board’s review shall be recorded in the appropriate minutes of the Board meeting and retained in the Bank’s records.

BSA OFFICER

2. During the life of the Order, the Bank shall notify the Commissioner of the CDBO (“Commissioner”) and the Regional Director of the FDIC’s San Francisco Regional Office (“Regional Director”) in writing prior to appointing any new BSA Officer, or materially changing the responsibilities of the BSA Officer. Such proposed appointment, employment or change in responsibilities shall not become effective unless and until a written notice of non-objection has been received from the Commissioner and the Regional Director. The Bank shall also notify the Commissioner and the Regional Director in writing of any individual and/or management level committee to which the Bank-approved BSA Officer reports, and shall ensure that this individual and/or committee has the requisite BSA experience to help administer an effective BSA/AML compliance program.

WRITTEN BSA/AML CORRECTION ACTION PLAN

3. Within 60 days of this Order, the Board shall formulate a written action plan that describes the actions the Board will take to correct the BSA/AML program-related deficiencies and apparent violations cited in the February 22, 2016 Report of Examination issued jointly by the FDIC and the CDBO (“ROE”).

WRITTEN BSA/AML COMPLIANCE PROGRAM

4. Within 180 days from the effective date of this Order, the Bank shall comply in all material respects with the BSA and its rules and regulations. The Bank shall develop and the Board shall approve a revised, written BSA/AML compliance program, which fully meets all requirements of section 326.8 of the FDIC Rules and Regulations, 12 C.F.R. § 326.8, and all applicable BSA laws and regulations, and which is designed to, among other things, ensure and maintain full compliance by the Bank with the BSA/AML and the rules and regulations issued pursuant thereto.

STAFFING

5. Within 90 days from the effective date of this Order, the Board shall perform a review of the Bank’s BSA staffing needs to ensure adequate and appropriate resources are in place at all times. The review shall include, at a minimum, consideration of the Bank’s size and growth plans, geographical areas served, products and services offered, and any changes in the BSA/AML practices, rules, and regulations.

RISK ASSESSMENT

6. Within 90 days from the effective date of this Order, the Bank shall review and enhance its risk assessment (“RA”) of the Bank’s operations, as detailed in the ROE consistent with the guidance for risk assessments sets forth in the Federal Financial Institutions Examination Council’s BSA/AML Examination Manual (“BSA Manual”), and shall establish appropriate written policies, procedures, and processes regarding RAs. The RA shall address all pertinent risk factors that affect the overall BSA/AML risk profile of the Bank, and ensure that risk ratings are appropriate and well supported through qualitative and quantitative data, including, but not limited to:

(a) identifying Bank-specific higher risk customer relationships, and obtain information such as the number of accounts in the relationship, types of activity, level of transaction, and types of risk the relationship poses to the institution;

(b) documenting the mitigating controls for the identified high-risk customer relationships and the overall residual risk;

(c) ensuring consistent measurements are utilized throughout the RA. The same type of measurement (i.e. accounts, volume of activity, etc.) should be applied throughout the document in order to comprehend the risks of each category of customer, product, and service;

(d) quantifying international wire activity for each country in order to identify geographic locations that pose a higher risk to the Bank’s BSA/AML Compliance Program; and

(e) identifying the trend of the Bank’s BSA/AML risk profile year to year in the executive summary of the RA and quantifying the risks from year to year to support the increase or decrease in the Bank’s residual risk.

The Bank shall conduct periodic RAs of its operations no less than annually.

BSA INTERNAL CONTROLS

7. Within 180 days from the effective date of this Order, the Bank shall develop an enhanced system of internal controls designed to ensure full compliance with the BSA (“BSA Internal Controls”) taking into consideration the Bank’s size and risk profile, as determined by the RA required by paragraph 6 of this Order. At a minimum, the BSA Internal Controls shall include policies, procedures, and processes addressing the following areas:

(a) Customer Due Diligence: The Bank shall review and enhance its customer due diligence (“CDD”) policies, procedures and processes for new and existing customers to be consistent with the guidance for CDD set forth in the BSA Manual, to operate in conjunction with its Customer Identification Program (“CIP”), and to enable the Bank to monitor the types of transactions in which a customer is likely to engage.

At a minimum, the CDD program shall provide for:

(i) a risk assessment of the customer base using an appropriate risk rating system that accurately identifies the risk level of the Bank’s customers based on the potential for money laundering or other illicit activity posed by the customer’s activities, with consideration given to the purpose of the account, the anticipated type and volume of account activity, types of products and services offered, ownership structure, and locations and markets served by the customer. The Bank shall ensure that all new accounts are risk-rated at the initial opening of the account to enable timely identification and monitoring of high risk accounts;

(ii) an appropriate level of ongoing monitoring commensurate with the risk level to ensure that the Bank can detect suspicious activity and accurately determine which customers require enhanced due diligence (“EDD”) pursuant to the guidance in the BSA Manual;

(iii) processes to obtain and analyze a sufficient level of customer information at account opening to assist and support the risk ratings assigned;

(iv) processes to document and support the CDD analysis, including a method to validate risk ratings assigned at account opening, and resolve issues when insufficient or inaccurate information is obtained; and

(v) processes to ensure the timely identification and accurate reporting of known or suspected criminal activity as required by the suspicious activity reporting provisions of Part 353 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 353.

(b) Enhanced Due Diligence: The Bank shall review and enhance its EDD policies, procedures and processes to conduct EDD necessary for those categories of customers that the Bank has reason to believe pose a heightened risk of suspicious activity, including, but not limited to, the high-risk accounts described in the ROE. The EDD policies, procedures, and processes shall be consistent with the guidance for EDD set forth in the BSA Manual and operate in conjunction with the Bank’s CIP and CDD policies, procedures, and processes.

    At a minimum, the EDD program shall include procedures to:

(i) determine the appropriate frequency for conducting ongoing reviews based on customer risk level;

(ii) determine the appropriate documentation necessary to conduct and support ongoing reviews and analyses in order to understand the normal and expected transactions of the customer; and

(iii) ensure the timely identification and accurate reporting of known or suspected criminal activity, as required by the suspicious activity reporting provisions of Part 353 of the FDIC’ s Rules and Regulations , 12 C.F.R. Part 353.

(c) Suspicious Activity Monitoring: The Bank shall, taking into account its size and risk profile, develop, adopt and implement policies, procedures, processes, and systems for monitoring, detecting, and reporting suspicious activity being conducted in all areas within or through the Bank. Such policies, procedures, processes and systems shall require that all relevant areas of the Bank as described in the ROE are monitored for suspicious activity. Any systems the Bank plans to utilize to assist in monitoring, detecting and reporting suspicious activity shall be validated, and parameters shall be supported through a documented analysis of appropriate information.

(d) Alert Clearing: The Bank shall ensure appropriate analysis is conducted and procedures are in place for determining whether an alert from the suspicious activity monitoring system is considered suspicious. The analysis shall be adequately documented and supported. Additionally, a documented secondary level of review shall be periodically performed on a sample of cleared alerts to ensure adequacy.

INDEPENDENT TESTING

8. Within 180 days from the effective date of this ORDER, the Bank shall establish an independent testing program for compliance with the BSA rules and regulations, to be performed no less than annually. The scope of the testing procedures to be performed shall be documented in writing and approved by the Board or its designee. Testing procedures shall be consistent with the guidance for independent testing as set forth in the BSA Manual, and include the testing of high-risk products and services, as described in the ROE. The Bank shall prepare or receive from a third party, as applicable, written reports documenting the testing results and providing recommendations for improvement. Such reports shall be presented to the Board.

EXPANSIONARY ACTIVITIES

9. During the life of this Order, the Bank shall not establish any new branches or other offices and shall not introduce any new delivery channels, products or services, whether directly or indirectly, to customers of the Bank without the prior written consent of the Commissioner and the Regional Director.

PROGRESS REPORTS

10. Within thirty (30) days after the end of the first quarter following the effective date of this Order, and within thirty (30) days after the end of each calendar quarter thereafter, the Bank shall furnish written progress reports to the Commissioner and Regional Director detailing the form and manner of any actions taken to secure compliance with this Order, the results thereof, and contemplated future actions necessary to comply. Such reports may be discontinued when the corrections required by this Order have been accomplished and the Commissioner and Regional Director have released the Bank in writing from making further reports.

The provisions of this Order shall not bar, estop, or otherwise prevent the FDIC, the CDBO, or any other federal or state agency or department from taking any other action against the Bank or any of the Bank’s current or former institution-affiliated parties, as that term is defined in Section 3(u) of the FDI Act, 12 U.S.C. § 1813(u).

This Order will become effective upon its issuance by the FDIC and the CDBO.

The provisions of this Order shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.

The provisions of this Order shall remain effective and enforceable except to the extent that and until such time as any provision has been modified, terminated, suspended, or set aside by the FDIC and the CDBO.

Violation of any provisions of this Order, will be deemed to be conducting business in an unsafe or unsound manner, and will subject the Bank to further regulatory enforcement action.

Issued pursuant to delegated authority

Dated in San Francisco, California, this 23rd day of September, 2016.

/s/ Perissa Ali-Clark	/s/ Jan Lynn Owen
Perissa Ali-Clark	Jan Lynn Owen
Acting Deputy Regional Director	Commissioner
Division of Risk Management Supervision	California Department of Business Oversight
San Francisco Region
Federal Deposit Insurance Corporation